EXHIBIT 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of December 30, 2025 (the “Effective Date”), is entered into by and between Independence Power Holdings, Inc., a Nevada corporation (the “Company”), and Todd Parkin, individually (the “Employee”). The Company and the Employee are sometimes referred to herein, collectively, as the “Parties,” and, individually, as each a “Party.”

RECITALS

WHEREAS, the Company is engaged in the business of power generation, energy infrastructure development, and related energy services;

WHEREAS, the Company is undertaking a going-public transaction pursuant to which it will combine with TriUnity Merger Sub, Inc., a Texas corporation (the “Business Combination”);

WHEREAS, the Employee desires to be an employee, and the Company desires him to be an employee, of the Company, subject to the terms and conditions hereof; and

WHEREAS, in connection with the Company entering into that certain Agreement and Plan of Merger, dated effective as of even date herewith, the Employee and the Company seek to enter into this Agreement governing the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, for good and valuable consideration, including employment with the Company in the position of Confidential, employment compensation and benefits, and the business relationships, information (including the Confidential Information) goodwill, work experience and/or other fruits of employment with the Company that the Employee will have the opportunity to obtain, use and develop under this Agreement, the Employee and the Company hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms that are not otherwise defined herein, shall have the meanings set forth in Exhibit A, attached hereto.

2. Nature of Duties; Employment Term.

(a) During the Employment Term (as defined in Section2(e) hereof), the Employee shall serve as the Chief Executive Officer of the Company of the Company and its wholly-owned Subsidiary, Independence Power, Inc. As the Chief Executive Officer, the Employee shall report to the Board of Directors of the Company (the “Board”) or its designee. Subject to the approval and oversight of the Board, the Employee shall have supervision and control over, and responsibility for, such management and operational functions of the Company as are customarily assigned to the role of the Chief Executive Officer and shall otherwise perform his duties to achieve the goals and objectives that are assigned as updated to the Employee by the Board. The Employee shall have such duties, responsibilities, and authority as are customarily associated with the position of the Chief Executive Officer of a publicly traded company of similar size and scope in the energy and infrastructure sector, including, but not limited to, overall strategic direction, operational oversight, capital allocation, financing strategy, investor relations, and compliance with all applicable securities laws and regulations.

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(b) The Employee acknowledges and agrees that, in connection with the Business Combination and the Company's status as a public company, the Employee's duties shall include, but is not limited to:

(i)

serving as the principal executive officer for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certifying financial statements and disclosures required under the Sarbanes-Oxley Act of 2002, as amended;

(ii)	establishing and maintaining disclosure controls and procedures and internal control over financial reporting as required by applicable law;

(iii)	overseeing compliance with all Securities and Exchange Commission reporting obligations, including periodic reports, current reports, and proxy statements;

(iv)	conducting investor relations activities and serving as the primary spokesperson for the Company with investors, analysts, and the financial media;

(v)	ensuring corporate governance practices meet or exceed applicable listing standards and best practices for publicly traded companies; and

(vi)	working with the Board and its committees to develop and implement executive compensation programs, succession planning, and enterprise risk management frameworks appropriate for a public company.

(c) During the Employment Term (as defined below), the Employee shall serve on the Board without additional compensation. The Employee shall be nominated for election to the Board at each annual meeting of stockholders during the Employment Term, subject to applicable law and listing standards.

(d) During the Employment Term, the Employee shall devote substantially all of the Employee’s business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Employee. During the Employment Term, the Employee shall use the Employee’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that the Employee shall have the right to: (i) engage in religious, charitable, civic, educational, professional or community affairs; (ii) manage the Employee’s personal and family investments; and (iii) own passive investments of not more than five percent (5%) of the outstanding shares of any public company whose shares are quoted on or traded on a national system or exchange.

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(e) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, to be effective on the Effective Date. The Employee’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third (3rd) anniversary of the Effective Date (the “Initial Employment Period”). On the third (3rd) anniversary of the Effective Date, and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period, and this Agreement shall likewise be extended during such twelve-month period (each, a “Renewal Employment Period”). When used herein, the term “Employment Term” shall mean the Initial Employment Period together with any Renewal Employment Periods, if any. The Company or the Employee may elect to terminate the automatic extension of the Employment Term by giving written notice of such election not less than sixty (60) days prior to the end of the then current Employment Period (“Non-Renewal”).

(f) Notwithstanding the foregoing, this Agreement shall terminate for “Cause” immediately upon the occurrence of any of the following events:

(i)	death of the Employee;

(ii)	the Employee’s Disability such that he is unable to perform his duties hereunder, with or without a reasonable accommodation, for a period of one hundred eighty (180) consecutive days or a total of one hundred eighty (180) days during any fiscal year; provided, however, that the Company shall reconfirm at the end of the 180-day period that the Employee is unable to perform his duties, with or without a reasonable accommodation;

(iii)	any material breach of this Agreement by the Employee, including, but not limited to, the failure of the Employee to comply with the covenants set forth in Sections2(b), 2(c), 2(d), 7, 8, 9, 10, and/or 11 hereof; provided, however, that the Company shall provide a notice of a breach under this Section to the Employee and, to the extent such breach is curable, the Employee shall have an opportunity to cure the breach. If the breach is not cured, to the Company’s sole satisfaction, within ten (10) days after the notice to the Employee, or if the breach is not curable, then this Agreement shall immediately terminate;

(iv)	the Employee’s material non-compliance with the Company’s rules, regulations and policies, including, but not limited to: (A) the Employee’s failure to perform (other than by reason of disability) or negligence in the performance of his duties under this Agreement; (B) the Employee’s failure to comply with all applicable governmental laws and regulations; (C) unfavorable results obtained through the background reference check; (D) the Employee’s abuse of alcohol, prescription drugs, or controlled substances; or (E) the Employee is charged with a felony or is accused of committing an act of moral turpitude; provided, however, that the Company shall provide a notice of a breach under this Section2(f)(iv)to the Employee and, to the extent such breach is curable, the Employee shall have an opportunity to cure the breach. If the breach is not cured, to the Company’s sole satisfaction, within ten (10) days after the notice to the Employee, or if the breach is not curable, then this Agreement shall immediately terminate; or

(v)	the Company's public market capitalization (the “Gross Capitalization”) remains below Five Hundred Million and 00/100 Dollars ($500,000,000.00) for a period of one hundred eighty (180) consecutive trading days.

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3. Payments.

(a) Salary. During the Employment Term, the Company will pay the Employee an annual salary of Three Hundred Twenty-One Thousand and 00/100 Dollars ($321,000.00) (the “Salary”), subject to authorized and required withholdings. The Salary will be payable in regular semi-monthly installments in accordance with the Company’s general payroll practices.

(b) Salary Review. The Employee's Salary shall be subject to annual review by the Board of Directors and may be increased from time to time in the sole discretion of the Board of Directors based on the Employee's performance and the Company's financial condition. In no event shall the Employee's Salary be reduced below the amount in effect immediately prior to such review, except as expressly permitted in Section2(f) hereof or in connection with an across-the- board reduction applicable to all senior executives.

(c) Long-Term Incentive Compensation. The Employee shall be eligible to participate in such long-term incentive compensation plans as may be established by the Company from time to time for senior executives, including equity-based compensation plans, on terms and conditions to be determined by the Board of Directors in its sole discretion. Any such awards shall be subject to the terms and conditions of the applicable plan documents and award agreements.

4. Employee’s Benefits.

(a) Benefit Plans. The Employee will be entitled to participate in all employee benefit plans and programs and to receive all benefits, for which similarly situated employees of the Company are eligible, subject to the Employee’s eligibility under the terms and conditions of any applicable plan or program now in place or established later by the Company, on the same basis as similarly situated employees of the Company. For the avoidance of doubt, nothing in this Agreement will preclude the Company from amending or terminating any of the benefit plans or programs applicable to the Employee as long as such amendment or termination is applicable to similarly situated employees. Notwithstanding any change in benefits, the employment of the Employee shall be construed as continuing under the terms and conditions of this Agreement.

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(b) Paid Time Off. The Employee is eligible to take paid time off (“PTO”) as provided per the Company policy, as may be amended from time to time, but in no event less than four (4) weeks of paid time off per year. All of the Employee’s PTO shall be taken at such times and intervals as shall be determined by the Employee, subject to the reasonable business needs of and approval by the Company.

(c) Expense Reimbursement. During the Employment Term, the Company shall reimburse the Employee for the Employee’s reasonable travel (including, without limitation, advance purchase and coach ticket class) and other business expenses incurred in connection with the performance of duties hereunder, in accordance with the Company policy, as adopted by the Company management from time to time.

5. Indemnification and Insurance.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless the Employee, and the Employee's heirs, executors, and administrators (collectively, the "Indemnified Parties"), to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against any and all expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the Employee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or affiliates, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to employee benefit plans), whether civil, criminal, administrative, or investigative. The indemnification provided for herein shall include the right to advancement of expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if required by applicable law, such advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Employee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Employee is not entitled to be indemnified under this Section 5 or otherwise; provided further, however, that advancement of expenses shall not be made by the Company in the event of a direct action by the Company as against the Employee in which the Company alleges gross negligence or willful misconduct as against the Employee.

(b) Standard of Conduct. For purposes of this Section 5, the Employee shall be deemed to have met the applicable standard of conduct required for indemnification under applicable law if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe the Employee's conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which the Employee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the Employee had reasonable cause to believe that the Employee's conduct was unlawful.

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(c) Survival; Nature of Rights. The indemnification and advancement of expenses provided by this Section 5 shall continue as to the Employee even if the Employee has ceased to be a director, officer, employee, or agent of the Company or is no longer employed by the Company, and shall inure to the benefit of the Employee's heirs, executors, and administrators. The rights conferred on the Employee by this Section 5 shall not be exclusive of any other right that the Employee may have or hereafter acquire under any statute, provision of the Company's certificate of formation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in the Employee's official capacity and as to action in another capacity while holding office.

(d) Directors' and Officers' Liability Insurance. During the Employment Term and for a period of not less than four (4) years following any termination of the Employee's employment for any reason (including following a Change in Control, as defined below), the Company shall maintain directors' and officers' liability insurance coverage for the Employee on terms and conditions no less favorable than those provided to other senior executive officers and directors of the Company. Such insurance shall provide coverage with respect to acts or omissions occurring during the Employee's service to the Company, whether claims are brought during or after the Employee's employment with the Company. The Company shall provide the Employee with prompt written notice of any material modification, cancellation, or non-renewal of such coverage.

(e) Tail Coverage Following Change in Control. In the event of a Change in Control, the Company shall, or shall cause any successor entity to, either (i) continue to maintain the directors' and officers' liability insurance coverage described in Section 5(d) hereof for a period of not less than four (4) years following such Change in Control, or (ii) obtain, prior to or concurrently with the closing of the Change in Control transaction, extended reporting period coverage under the Company's existing directors' and officers' liability insurance policy (commonly known as "tail coverage") providing coverage for a period of not less than four (4) years following the Change in Control for acts or omissions occurring prior to and including the date of the Change in Control. Such tail coverage shall provide coverage limits, terms, and conditions no less favorable than the existing policy in effect immediately prior to the Change in Control.

(f) Payment of Expenses. The Company shall pay all expenses, including attorneys' fees, actually and reasonably incurred by the Employee in connection with any proceeding for which indemnification is sought under this Section 5 within thirty (30) days after receipt of a written request for such payment, together with such evidence of expenses as the Company may reasonably require.

(g) Enforcement. If a claim under this Section 5 is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the Employee shall also be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys' fees. In any such action, the Company shall have the burden of proving that the Employee is not entitled to indemnification under applicable law and this Section 5.

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6. Compensation Upon Termination.

(a) Termination for Cause; Resignation Without Good Reason. If the Employee's employment is terminated by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive:

(i)	any unpaid Salary earned through the date of termination;

(ii)	reimbursement for any unreimbursed business expenses properly incurred through the date of termination, subject to the Company's expense reimbursement policies; and

(iii)	such employee benefits, if any, to which the Employee may be entitled under the Company's employee benefit plans as of the date of termination (collectively, the “Accrued Obligations”).

The Employee shall not be entitled to any other compensation or benefits from the Company following such termination.

(b) Termination Without Cause or for Good Reason (Other than Following a Change in Control). If the Employee's employment is terminated by the Company without Cause (including a Non-Renewal by the Company) or by the Employee for Good Reason, and subject to the Employee's compliance with Section 9 hereof and the Employee's execution and non- revocation of a separation agreement and general release of claims in a form satisfactory to the Company (the “Release”) within the time period specified therein, which shall in no event be more than sixty (60) days following the date of termination, the Employee shall be entitled to receive:

(i)	the Accrued Obligations; and

(ii)

continued payment of the Salary in effect immediately prior to the date of termination (or, if the termination is due to a material reduction in the Salary constituting Good Reason, the Salary in effect immediately prior to such reduction) for a period of one hundred eighty (180) days following the date of termination, payable in substantially equal installments in accordance with the Company's regular payroll practices, commencing on the first (1st) regular payroll date following the date the Release becomes effective and irrevocable (with the first (1st) payment including any amounts that would have been paid during the period between the date of termination and such first (1st) payment date.

(c) No Other Severance. The severance payments and benefits provided under this Section 6 are in lieu of any other severance payments or benefits to which the Employee might otherwise be entitled under any severance plan, program, or policy of the Company. The Employee acknowledges and agrees that the Employee is not entitled to any payments or benefits upon termination of employment except as expressly set forth in this Agreement.

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7.  Cooperation Post-Termination of Employment. The Employee agrees and covenants that, following the termination of the Employment Term for any reason, the Employee shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company (except for any asserted by the Employee) as to which the Employee, by virtue of his employment with the Company, has relevant knowledge or information and, without the necessity of a subpoena, providing truthful information and testimony in any jurisdiction or forum. The Company shall reimburse the Employee for his reasonable out-of-pocket expenses in complying with this Section 7.

8. Outside Activities and Prior Investments.

(a) Acknowledgment and Carve-Out of Prior Investments. The Company acknowledges and agrees that, prior to the Effective Date, the Employee has made, and may continue to hold, passive or active investments, ownership interests, advisory roles, board positions, consulting arrangements, and other business relationships in entities unrelated to the Company (collectively, the “Prior Investments”). Schedule A attached hereto sets forth a non- exclusive list of such Prior Investments as of the Effective Date. The Company expressly acknowledges and agrees that the Prior Investments are carved out from the scope of this Agreement and shall not, in and of themselves, constitute a conflict of interest, breach of fiduciary duty, violation of the restrictive covenants set forth in Section 9 hereof, or any other breach or violation of this Agreement or the Employee's obligations to the Company.

(b) Continued Participation in Prior Investments. Nothing in this Agreement, including, but not limited to, the confidentiality, non-competition, or non-solicitation provisions set forth in Section 9 hereof, shall prohibit, restrict, or limit the Employee from:

(i)	continuing to own, hold, manage, operate, advise, invest in, or otherwise participate in any Prior Investments;

(ii)	serving as a director, officer, manager, member, partner, advisor, consultant, or in any other capacity with respect to any Prior Investments;

(iii)	receiving compensation, distributions, dividends, interest, or any other form of economic benefit from any Prior Investments;

(iv)	devoting time, attention, and effort to any Prior Investments; or

(v)

making new investments in, or expanding the Employee's involvement with, any Prior Investments; provided, in each case, that such activities do not materially interfere with the Employee's ability to discharge the Employee's duties and responsibilities to the Company as set forth in this Agreement.

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(c) Waiver of Corporate Opportunity Doctrine. The Company expressly waives and renounces any interest in, and any expectancy that the Employee will offer to the Company, any business opportunity, transaction, or investment that relates to or arises from any Prior Investment, and the Company shall have no right or expectancy that such opportunities be offered to the Company. The Employee shall have no obligation to communicate or present any such opportunity to the Company, and the Employee may pursue any such opportunity for the Employee's own account or for the account of any Prior Investment without any obligation to the Company. This waiver shall not apply to any business opportunity that (i) is expressly offered to the Employee solely in the Employee's capacity as an officer or director of the Company, (ii) is directly related to the Company's existing or prospective business activities in power generation or energy infrastructure in which the Company has made substantial and specific investments or commitments, and (iii) is presented to the Employee through the use of confidential or proprietary information of the Company obtained in violation of Section 9 hereof. In the event of any ambiguity or dispute as to whether a particular opportunity falls within the scope of this waiver, the matter shall be resolved by the independent members of the Board, whose determination shall be binding on the Company.

(d) No Disclosure Obligation. Except as may be required by applicable law, securities regulations, or stock exchange listing standards, the Employee shall have no obligation to disclose to the Company any financial information, strategic plans, business opportunities, or other proprietary or confidential information relating to any Prior Investment. The Employee shall, however, promptly disclose to the Board any matter relating to a Prior Investment that the Employee reasonably believes presents or may present an actual conflict of interest with the Employee's duties to the Company.

(e) New Outside Activities. During the Employment Term, the Employee may, with the prior written consent of the Board (which consent shall not be unreasonably withheld, conditioned, or delayed), engage in new outside business activities, including serving on boards of directors of for-profit entities, advisory boards, making new investments, or providing consulting services, provided that such activities do not materially interfere with the Employee's duties to the Company, do not violate the restrictive covenants set forth in Section 9 hereof, and do not present a material conflict of interest with the Company's business. The Board's consent shall be deemed granted if the Board does not respond to the Employee's written request within thirty (30) days of receipt thereof.

9. Restrictive Covenants.

(a) During the Employment Term and for a period of twenty-four (24) months thereafter (the “Restricted Period”), the Employee hereby shall not, and shall not cause his Affiliates to, directly or indirectly:

(i)	engage or otherwise participate in Competitive Business in the Restricted Territory;

(ii)	provide services to any business or entity that is engaged in a Competitive Business in the Restrictive Territory;

(iii)

encourage, induce, solicit, or attempt to encourage, induce, or solicit, any officer, director, or employee of the Company, or its Affiliates, to leave the employ of or engagement with any the Company or any such Affiliate; provided, however, that the Employee shall not be deemed to be soliciting any manager, officer, director, or employee of the Company, or its Affiliates, as a result of the Employee, or any of his Affiliates, placing advertisements or other medium of general circulation that are not targeted to (or through the use of search firms who are not instructed to target) persons who are managers, officers, directors, or employees of the Company, or its Affiliates; or

(iv)

hire, employ, or engage any Person who was a manager, officer, director, or employee of the Company, or its Affiliates, at any time in the twelve (12) months prior to such hiring, employment, or engagement unless the Company, or its Affiliates, terminate such manager, officer, director, or employee, in which case such manager, officer, director, or employee may be immediately hired, without limitation or restriction, by the Company, or his Affiliates.

For purposes of this Section 9(a), the term “participate” includes any direct or indirect interest (including through any Affiliate or relative) in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner.

(b) Non-Disparagement. During the Employee's employment and at all times thereafter, the Employee shall not make any public or private statements, whether written or oral, that disparage, criticize, or otherwise reflect negatively upon the Company or any of its affiliates, or any of their respective directors, officers, employees, products, services, or business practices. This restriction shall not prohibit the Employee from (i) making truthful statements that are required by law, regulation, or court order, (ii) providing truthful testimony in any legal proceeding, (iii) exercising rights under Section 7 of the National Labor Relations Act, or (iv) making good faith reports to governmental authorities regarding potential violations of law.

(c) Tolling. In the event of any violation of the restrictions set forth in this Section 9, the Restricted Period shall be tolled and extended by the duration of such violation, such that the Company receives the full benefit of the bargained-for period of restriction.

10. Confidential Information.

(a) Provision. Beginning on the Employee’s execution of this Agreement and during the Employment Term, in consideration of the Employee’s covenants herein, the Company promises to provide the Employee with access to Confidential Information as reasonably necessary for the performance of the Employee’s job duties.

(b) Protection. The Employee agrees that, unless the Employee first secures the written consent of the Company, during and after the Employment Term, the Employee shall not use for himself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by applicable law or any order (in which event the Employee shall immediately inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). From and after the Employment Term, the Employee shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Notwithstanding the foregoing restrictions, the Employee shall be entitled to disclose Personal Confidential information to the Employee’s legal and financial advisors that are bound by a duty of confidentiality provided that such disclosure is made in connection with a required disclosure.

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(c) Return and Review. All Confidential Information shall remain the property of the Company. The Employee shall return to the Company any and all Confidential Information within the Employee’s possession, custody or control, promptly upon the Company’s request and/or the Termination Date, as applicable; provided, however, that the Employee shall be able to retain copies of any Personal Confidential Information. Upon termination of the Employee’s employment for any reason or under any circumstances, the Employee shall return any and all of the property of the Company (including, without limitation, all phones, tablets, computers, other devices, keys, credit cards, identification tags, documents, data, Confidential Information and Work Product and other proprietary materials) and all other materials; provided, however, that the Employee shall be able to retain copies of any Personal Confidential Information.

(d) Response to Third Party Requests. In the event a third party requests, by legal process or otherwise, seeks the disclosure of any Confidential Information, either during or after the Employment Term, the Employee hereby shall promptly: (i) provide the Company a description and an identical copy of any requested Confidential Information; and (ii) provide any and all devices containing such requested Confidential Information to a vendor, determined by the Company in its sole and absolute discretion, to review any such device for such requested Confidential Information. The Employee hereby shall grant the Company the right to act in the Employee’s name, place, and stead to defend and protect against any disclosure of Confidential Information.

(e) Confidential Information of Others. During the Employment Term, the Employee shall not retain, take, use, disclose or bring onto the Company’s premises any confidential or proprietary information of any Person other than the Company, unless lawfully authorized to do so.

(f) Other Property. All personal property affecting or relating to the Business shall also remain the property of the Company, and the Employee shall return it to the Company immediately upon termination of the Employment Term.

(g) Compelled Disclosure. Notwithstanding the foregoing, in the event that the Employee is required by law, a regulatory authority, or other applicable judicial or governmental order to disclose any Confidential Information, the Employee shall, where legally permitted and reasonably practicable, provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy (at its own expense) and/or waive compliance with the terms of this Section 10 (and in the event the Company seeks such an order, the Employee will not oppose such efforts). In the event that such protective order or other remedy is not obtained and the Employee is nonetheless compelled by law to disclose Confidential Information, or in the event that the Company waives compliance with the terms hereof, the Employee may disclose only that portion of the Confidential Information that is legally required to be disclosed and the Employee shall exercise best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be afforded to the Confidential Information by the recipient thereof.

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(h) Liquidated Damages. In the event the Employee breaches any provision of Sections 10(c), 10(d), 10(e), 10(f), and 10(g) hereof, the Employee shall immediately pay to the Company an amount of money equal to [Ten Thousand and 00/100 Dollars ($10,000.00)] for every day of the Employee’s non-compliance with his obligations under Sections 10(c), 10(d), 10(e), 10(f), and 10(g) hereof (any and all such daily amount, collectively, the “Liquidated Damages”). Each Party hereby agrees and acknowledges that, because of the unique nature of the economic damages and losses that would be sustained by the Company, in the event that the Employee breaches any provision of Sections 10(c), 10(d), 10(e), 10(f), or 10(g) hereof: (i) it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Company resulting therefrom; (ii) it would be impracticable or extremely difficult to fix the actual damages to the Company resulting therefrom; and (iii) the Liquidated Damages that would be payable under this Section 10(h) are (A) to be in the nature of liquidated damages and not an unreasonable penalty, and (B) a fair, reasonable, and appropriate estimation of the actual damages the Company would suffer.

(i) No Breach. For the avoidance of doubt, it will not be a breach of this Section 10 for the Employee to share the terms of this Agreement and the Employee’s compensation and benefits with the Employee’s lawyers, financial advisors, and/or spouse.

11. Work Product; Intellectual Property.

(a) Assignment. The Employee hereby irrevocably grants and assigns to the Company all right, title, and interest (including, but not limited to, an exclusive, fully paid, irrevocable, perpetual, license to use) to all Work Product. The Employee hereby acknowledges and agrees that all intellectual property rights in all Work Product belong to the Company.

(b) Disclosure. For the duration of the Employment Term and thereafter, the Employee shall immediately disclose all Work Product to the Company and perform all actions reasonably requested by the Company to establish and confirm the ownership and/or proprietary interest of the Company in any Work Product (including the execution of assignments, consents, powers of attorney, applications and other instruments). The Employee shall not file any patent or copyright applications related to any Work Product without the written consent of the Company.

12. General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. This Agreement is for the benefit only of the Parties and is not intended to create any obligations to, or rights in respect of, any Persons other than the Parties.

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(b) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(c) Specific Performance; Injunctive Relief. In the event of a breach by the Employee of any provision of Section 2(b), 2(c), 2(d), 7, 8, 9, 10, or 11 hereof, the Company shall be entitled to recover any damages caused by reason of such breach, together with any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach, and to exercise all other rights existing in its favor. The Employee hereby agrees and acknowledges that: (i) monetary damages incurred by the Company caused by the Employee’s breach of any provision of Section 2(b), 2(c), 2(d), 7, 8, 9, 10, or 11 hereof would be difficult to quantify and may not be an adequate remedy for any such breach or threatened breach of such provision; (ii) any breach or threatened breach by the Employee of any provision of Section 2(b), 2(c), 2(d), 7, 8, 9, 10, or 11 hereof will constitute an imminent harm to the Company that will be irreparable at law; and (iii) for the reasons provided in Sections 12(c)(i) and 12(c)(ii) above, the Company may, in its sole and absolute discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violation of such provisions, without the necessity of posting any bond or other surety as a condition to the issuance or granting of such relief. If it is finally determined by a court of competent jurisdiction that the Company is entitled to an injunction against the Employee as a result of the Employee’s breach of such provisions, then the Company shall be entitled to recover from the Employee any and all reasonable attorneys’ fees and expenses incurred by the Company in enforcing such provisions.

(d) Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the Parties, except that the Employee’s duties and responsibilities hereunder are of a personal nature and shall not be assignable, in whole or in part, by the Employee.

(e) GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

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(f) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy (except that telecopies transmitted after 5:00 p.m. in the recipient’s time zone shall be deemed delivered the next business day), electronic or digital transmission method; the business day after it is sent, if sent for next business day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and three (3) business days after it is sent, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	Independence Power Holdings, Inc.
14114 N. Dallas Parkway, Suite 200 Dallas, Texas 75254 Attention: Board of Directors Email: pannhoff@independco.com

If to the Employee:	Todd Parkin 5760 Powers Ferry Rd. NW Atlanta, GA 30327 Email: tkparkin@rinconstrategic.com

(g) ARBITRATION. ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION, OR VALIDITY HEREOF, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE RESOLVED BY SUBMISSION TO ARBITRATION IN THE COUNTY OF DALLAS, STATE OF TEXAS, BEFORE GLEN ASHWORTH (UNLESS HE IS UNAVAILABLE OR UNWILLING, IN WHICH CASE DALLAS JAMS SELECTION PROCEDURE SHALL GOVERN) (THE “ARBITRATOR”). THE ARBITRATION SHALL BE ADMINISTERED BY DALLAS JAMS, PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES, AND IN ACCORDANCE WITH THE EXPEDITED PROCEDURES CONTAINED THEREIN. THE ARBITRATOR SHALL FOLLOW ANY APPLICABLE FEDERAL LAW AND TEXAS STATE LAW IN RENDERING AN AWARD. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION OVER THE DISPUTE, CLAIM, OR CONTROVERSY SUBMITTED TO SUCH ARBITRATION. THIS SECTION SHALL NOT PRECLUDE ANY PARTY HEREIN FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS ONLY. FURTHER, EACH PARTY AGREES AND ACKNOWLEDGES THAT THE ARBITRATOR’S DECISION SHALL BE FINAL AND BINDING, TO THE FULLEST EXTENT PERMITTED BY LAW, AND ENFORCEABLE BY ANY COURT HAVING JURISDICTION THEREOVER.

(h) Fees and Costs. The fees charged by the arbitration administrator and the Arbitrator shall be borne by the Parties according to Dallas JAMS Rules. Otherwise, the Parties shall each bear their own costs, expenses, and attorneys’ fees incurred in arbitration related to any disputes between the Parties arising from this Agreement. In event that a dispute occurs between the Parties related to this Agreement, the Employee disclaims any and all indemnification provided to the Employee hereunder for any and all costs, expenses, and attorneys’ fees incurred in arbitration by the Employee. Within the Arbitrator’s discretion, the Party that prevails in arbitration may recover its arbitration expenses, its portion of the fees and costs charged by the arbitration administrator, the fees of the Arbitrator, or its reasonable attorney’s fees and expenses, as applicable, regardless of which Party made the initial complaint.

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(i)  Confidentiality. Both during and after the arbitration process provided for herein, all information and discovery disclosed in the arbitration process (“Arbitration Information”) shall be maintained in confidence by the Parties and their counsel. Arbitration Information may be used, possessed, and disclosed only for the purposes of arbitration and related proceedings pursuant to this Agreement, and for no other purpose whatsoever. Upon request, the Arbitrator shall issue prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of arbitration-related proceedings and after the conclusion of the arbitration.

(j) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING OR OTHER HEARING BROUGHT BY EITHER PARTY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTERING INTO THIS AGREEMENT, THAT EACH PARTY ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS AGREEMENT IN ANY RELATED FUTURE DEALINGS BETWEEN THE PARTIES. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY EXPRESSLY AGREES TO WAIVE ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

(k) CONSENT TO JURISDICTION. SUBJECT TO SECTION 12(g) HEREOF, EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE DISTRICT OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

(l) DISCLAIMER OF RELIANCE. EACH PARTY ACKNOWLEDGES, AND WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY, THAT NEITHER SUCH PARTY, NOR ANY AGENTS OR COUNSEL OF SUCH PARTY, HAS MADE ANY STATEMENTS, PROMISES, REPRESENTATIONS, OR WARRANTIES, EXPRESS OR IMPLIED, NOT CONTAINED HEREIN, TO INDUCE THE OTHER PARTY’S

EXECUTION OF THIS AGREEMENT. EACH PARTY FURTHER ACKNOWLEDGES THAT SUCH PARTY (A) IS NOT RELYING ON ANY STATEMENTS, PROMISES, REPRESENTATIONS, OR WARRANTIES OF ANY PARTY BEING RELEASED HEREBY; AND (B) IS SOLELY RELYING UPON SUCH PARTY’S JUDGMENT. EACH PARTY REPRESENTS AND WARRANTS THAT SUCH PARTY HAS CONDUCTED AN INDEPENDENT INVESTIGATION AND THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO CONSULT WITH THE COUNSEL OF SUCH PARTY’S CHOICE AND SO HAS CONSULTED. EACH PARTY SPECIFICALLY DISCLAIMS RELIANCE ON ANY REPRESENTATIONS MADE BY ANY OTHER PARTY, EXCEPT FOR THOSE REPRESENTATIONS THAT ARE SPECIFICALLY REDUCED TO WRITING IN THIS AGREEMENT.

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(m) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(n) Survival. The provisions of this Agreement that, by their own terms, apply after the Termination Date (including, without limitation, the applicable provisions of Sections 6(c), 7, 8, 9, 10, 11, and 12 hereof) shall survive the termination of the Employee’s employment with the Company (regardless of whether such termination is voluntary, involuntary, for Cause, or for Good Reason), and shall remain in full force and effect after such termination, as applicable according to their terms.

(o) No Waiver. The waiver by the Company of a breach of any of the provisions of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

(p) Further Assurances. The Employee agrees to sign and deliver such additional documents as may be reasonably required by the Company to effectuate the intent and purposes of this Agreement.

(q) Severability. In the event that any of the provisions hereof shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, and shall in no way be affected, impaired or invalidated.

(r) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one (1) or more counterparts have been signed by each Party and delivered to the other Party.

[Signature Page to Follow.]

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IN WITNESS WHEREOF, the Company and the Employee, intending to be fully bound by this Agreement , have executed this Agreement as of the Effective Date.

COMPANY: INDEPENDENCE POW ER HOLDINGS, INC., a Nevada corporation

By:	/s/ Scott Stephenson
Name:	Scott Stephenson
Title:	CFO

EMPLOYEE:

/s/ TODD PARKIN
TODD PARKIN,
individually

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EXHIBIT A

Definitions.

The following terms used in this Agreement shall have the indicated meanings:

“Business” means all lawful activities of the Company.

“Capacity” means and includes participating in the ownership, management, operation or control of, taking a financial interest in, being employed by, being associated or affiliated with, or providing services as a consultant or independent contractor to any Person.

“Change in Control” shall mean the occurrence of any of the following events:

(a)	the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction that complies with romanettes (i), (ii), and (iii) of subsection (c) below;

(b)	a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

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(c)	other than the going public merger, consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company, or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Transaction”), in each case unless, following such Business Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Transaction (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the entity resulting from such Business Transaction or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Transaction, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than fifty percent (50%) of the Outstanding Company Common Stock or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the number of Outstanding Company Common Stock or Outstanding Company Voting Securities, unless and until such Person thereafter acquires beneficial ownership of additional shares of Outstanding Company Common Stock or additional Outstanding Company Voting Securities.

“Competitive Business” means any business or enterprise that is engaged in the development, ownership, operation, management, or financing of utility-scale power generation facilities (including natural gas, renewable energy, or other dispatchable power generation), energy infrastructure projects, distributed energy resources, or energy storage systems, or that otherwise competes with the material businesses or operations of the Company as conducted during the twelve (12) months prior to the termination of the Employee's employment; provided, however, that the term “Competitive Business” shall not include (a) activities related to the Employee's Prior Investments as set forth on Schedule A, (b) passive investments of less than five percent (5%) of the outstanding equity or voting securities of any publicly traded company, or (c) activities approved in writing by the Board.

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“Confidential Information” means any and all material, data, designs, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, knowledge or know how, plans (sales, marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of or relating to, the Company or its Business that is confidential, proprietary, and/or a trade secret: (a) by its nature; (b) based on how it is treated or designated by the Company; (c) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company; or (d) as a matter of law. Notwithstanding the foregoing, Confidential Information does not include material, data, and/or information that: (i) the Company has voluntarily placed in the public domain; (ii) becomes available to the Employee on a non-confidential basis from a source, other than the Company, which has no obligation of confidentiality with respect to Confidential Information; or (iii) otherwise enters the public domain lawfully and without the violation of any agreement or other obligation of confidentiality.

“Disability” shall be defined as the inability of the Employee to substantially perform the essential functions of the Employee’s duties as required hereunder, with or without reasonable accommodation.

“Good Reason” shall mean the occurrence of any of the following without the Employee's prior written consent:

(a)	a material reduction in the Employee's Salary, other than a reduction that is part of a general reduction in base salaries affecting all senior executives of the Company on a proportionate basis;

(b)	a material, adverse change in the Employee's title, duties, responsibilities, or reporting relationship, including without limitation ceasing to report directly to the Board;

(c)	a material breach by the Company of any material provision of this Agreement; or

(d)	the relocation of the Employee's principal place of employment by more than fifty (50) miles from the location as of the Effective Date without the Employee's consent.

“Person” mean any individual and any corporation, partnership, entity, group, tribunal, or governmental authority.

“Personal Confidential Information” means any Confidential Information which constitutes personal information about the Employee’s benefits or compensation.

“Restricted Territory” means the United States of America and any other country or geographic area in which the Company conducts material business operations or has active business plans to commence operations as of the date of termination of the Employee's employment.

“Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, writings, documents, presentations, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed, created, authored, produced or made by the Employee, either alone or with others, during the Employment Term.

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SCHEDULE A

PRIOR INVESTMENTS

The Parties acknowledge that this list is illustrative and not exhaustive, and that the Employee's rights under Section 8 hereof apply to all Prior Investments whether or not specifically listed on this Schedule A.

1.	Rincon Broadcasting and all Rincon Broadcasting’s affiliates;
2.	XG Compute;
3.	Rincon Insurance Holdings Ltd.; and
4.	Parkin Family Trust and Parkin Family Trust’s affiliates.

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